Exhibit 3.1
SECOND AMENDMENT TO THE AMENDED AND
RESTATED BYLAWS OF VIRCO MFG. CORPORATION
     This SECOND AMENDMENT (this “Amendment”) to the Amended and Restated Bylaws (the “Bylaws”) of Virco Mfg. Corporation (the “Corporation”), as originally duly adopted by the Board of Directors (the “Board of Directors”) of the Corporation as of September 10, 2001, and as amended by the First Amendment thereto, effective as of October 25, 2007, is hereby adopted by the Board of Directors and made effective as of February 15, 2011.
RECITALS
     A.     Article II, Section 2.01 of the Bylaws provides that the authorized number of directors of the Corporation shall be nine, and such number shall not be changed except, by a Bylaw or amendment thereof duly adopted by the stockholders in accordance with the Certificate of Incorporation or by a majority of the Whole Board amending Section 2.01.
     B.     Article IX of the Bylaws further provides that, subject to certain limitations, the Board of Directors shall have the power to, among other things, amend and repeal the Bylaws.
     C.     The Board of Directors unanimously deems it necessary and advisable and in the best interest of the Corporation to amend the Bylaws in certain respects as set forth below.
     NOW, THEREFORE, BE IT RESOLVED, that Board of Directors hereby amends the Bylaws as follows:
AMENDMENT
     1.     ARTICLE II, SECTION 2.01
Article II, Section 2.01 of the Bylaws relating to the number of Directors of the Corporation shall be deleted and the following shall be substituted therefor:
     “Section 2.01. Number of Directors. The authorized number of directors of the Corporation shall be ten, and such authorized number shall not be changed except by a Bylaw or amendment thereof duly adopted by the stockholders in accordance with the Certificate of Incorporation or by a majority of the Whole Board amending this Section 2.01. For purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.”
     2.     EFFECT OF AMENDMENT
Except as expressly modified and amended by this Amendment, the Bylaws shall remain unmodified and in full force and effect.

CERTIFICATE OF SECRETARY
     The undersigned, being the duly elected Secretary of Virco Manufacturing Corporation, a Delaware corporation, hereby certifies that the Second Amendment to the Amended and Restated Bylaws to which this Certificate is attached was duly adopted by the Board of Directors of the Corporation as of the 15th day of February, 2011.

/s/ Robert E. Dose
Robert E. Dose, Secretary